Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Stephen Swett or Brad Cohen
T: (203) 682-8200
E: shareholderrelations@ocwen.com
or
John V. Britti
Executive Vice President & Chief Financial Officer
T: (561) 682-7535
E: John.Britti@Ocwen.com

Ocwen Financial Announces Credit Facility Amendment and Repurchase from WL Ross & Co.

ATLANTA, September 24, 2013 (GLOBE NEWSWIRE) – Ocwen Financial Corporation, (NYSE:OCN), a leading financial services holding company, today announced that it had amended its Senior Secured Term Loan Facility Agreement and that 100,000 of the 162,000 outstanding shares of its Series A Perpetual Convertible Preferred Stock (“Preferred Stock”) were converted into common stock and immediately repurchased and cancelled.

"We are pleased to successfully execute on these transactions,” commented Bill Erbey, Ocwen's Executive Chairman. “As we have said publicly, we believe that our cash generating capability and debt capacity are sufficient to fund substantial growth and return earnings to our shareholders in the form of stock repurchases. We view the amendment to our Senior Secured Term Loan Facility Agreement and the opportunity to make this repurchase from WL Ross & Co. as consistent with our long-term plans.”

Wilbur Ross added, “This transaction had been agreed at the August 20th Board meeting of Ocwen, subject to Ocwen amending a bank facility, which Ocwen has now completed. The sale was made strictly for portfolio management reasons and does not reflect any change in our enthusiasm for Ocwen and its management, or my continuing role on the Ocwen Board of Directors.”

Amendment to Senior Secured Term Loan Facility Agreement

Ocwen’s amendments to its Senior Secured Term Loan Facility Agreement will, among other changes:

●	permit repurchases of all of the Preferred Stock, which may be converted to common stock prior to repurchase, and up to $1.5 billion of common stock, subject, in each case, to pro forma financial covenant compliance;
●	eliminate the dollar cap on Junior Indebtedness (as defined in the Senior Secured Term Loan Facility Agreement) but retain the requirement for any such issuance to be subject to pro forma covenant compliance;
●	include a value for whole loans (i.e., loans held for sale) in collateral value for purposes of calculating the loan-to-value ratio and include specified deferred servicing fees and the fair value of specified mortgage servicing rights in net worth for purposes of calculating the ratio of consolidated total debt to consolidated tangible net worth; and
●	modify the applicable quarterly covenant levels for the corporate leverage ratio, ratio of consolidated total debt to consolidated tangible net worth and loan-to-value ratio.

Repurchase Letter Agreement

On September 23, 2013, Ocwen entered into a Repurchase Letter Agreement with funds affiliated with WL Ross & Co. pursuant to which 100,000 of the 162,000 outstanding shares of its Preferred Stock were converted into common stock and immediately repurchased and cancelled. The aggregate purchase price was approximately $158.7 million.

Additional detail on Ocwen's Senior Secured Term Loan Facility Agreement Amendment and Repurchase Letter Agreement may be found in its filings with the Securities and Exchange Commission.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia, and has additional offices and operations in the District of Columbia, California, Florida, Iowa, New Jersey, Pennsylvania, Texas, the United States Virgin Islands, India, The Philippines and Uruguay. Utilizing proprietary technology, global infrastructure and world-class training and processes, we provide solutions that help homeowners and make our clients' loans worth more. Additional information is available at www.Ocwen.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: the characteristics of our servicing portfolio, including prepayment speeds along with delinquency and advance rates; our ability to grow and adapt our business, including the availability of new loan servicing and other accretive business opportunities; our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties; our ability to effectively manage our exposure to interest rate changes; uncertainty related to general economic and market conditions, delinquency rates, home prices and disposition timelines on foreclosed properties; uncertainty related to acquisitions, including our ability to integrate the systems, procedures and personnel of acquired companies; as well as other risks detailed in Ocwen's reports and filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and on its Form 10-Q for the quarter ended June 30, 2013. The forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen undertakes no obligation to update or revise the forward-looking statements, except as required by law.